Exhibit 10.17

FIRST AMENDMENT TO REVOLVING
CREDIT, TERM LOAN AND SECURITY AGREEMENT

This First Amendment to Revolving Credit, Term Loan and Security Agreement (the “Amendment”) is made as of this 18th day of January, 2011, by and among CONTINENTAL COMMERCIAL PRODUCTS, LLC, a limited liability company organized under the laws of the State of Delaware (“Continental”), and GLIT / GEMTEX, LTD., a corporation organized under the laws of the Province of Ontario (“Glit/Gemtex”, and together with Continental, collectively the “Borrowers” and each a “Borrower), KATY INDUSTRIES, INC., a corporation organized under the laws of the State of Delaware (“Katy” or the “Guarantor”) the financial institutions which are now or which hereafter become a party to such Agreement (collectively, the “Lenders”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A. On May 26, 2010, Borrowers, Guarantor, Lenders and Agent entered into a certain Revolving Credit, Term Loan and Security Agreement to reflect certain financing arrangements  among the parties thereto (as the same has been or may be amended, modified, renewed, extended, replaced or substituted from time to time, the “Loan Agreement”).  The Loan Agreement and all other documents executed in connection therewith are collectively referred to as the “Existing Financing Agreements.”  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

B. Borrowers have requested and the Agent and the Lenders have agreed to amend certain terms and provisions contained in the Loan Agreement, on the terms and subject to the satisfaction of the conditions contained in this Amendment.

NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1. Section One.   Amendment to Section 1.2 of Loan Agreement.  Effective as of January 18, 2011, Section 1.2 of the Loan Agreement is hereby amended by deleting the term Availability Block in its entirety, and by substituting the following in lieu thereof:

“Availability Block” shall mean the sum of (i) $1,050,000 through and including February 4, 2011 and (ii) $1,500,000 on and after February 5, 2011, which amount shall be reduced to zero (-0-) on the date upon which the outstanding principal balance of Term Loan A shall have been reduced by the aggregate sum of $1,500,000 pursuant to the application by the Agent against such principal balance, as and when received by the Agent, of (a) regularly scheduled payments of principal of Term Loan A made under Section 2.4(a) hereof and (b) mandatory prepayments of principal of Term Loan A made under Section 2.21(b) hereof.

2. Section Two.  Capital Event.  The Borrowers and Katy have advised the Agent and the Lenders of their intention to restore liquidity to their business operations by means of either a capital infusion, in the form of either equity or debt (collectively a “Capital Contribution”) or pursuant to a sale or other disposition of the assets and business which comprise the “Disco Division” (collectively a “Sale Event”, and together with the Capital Contribution, collectively a “Capital Event”).  In connection with the foregoing, the Borrowers and Katy hereby covenant and agree as follows:

(a) Any such Capital Event shall be consummated no later than May 1, 2011, on terms and conditions (including without limitation all conditions precedent to the effectiveness of any such Capital Event) satisfactory to the Agent and the Lenders in their commercially reasonable judgment.  In connection therewith, all net cash proceeds of any Capital Event received by the Borrowers (or received by Katy and contributed to the Borrowers, as the case may be), on such date of consummation, but no later than May 1, 2011, shall be delivered to the Agent and applied against the Obligations in such order as the Agent shall determine.

(b) Without limiting the generality of the provisions contained in paragraph (a) above, the Borrowers, and Katy shall deliver to the Agent and the Lenders, for their satisfactory review, as and when available, but in any event no later than (i)) February 28, 2011, a binding commitment or letter of intent, in respect of either the Capital Contribution or the Sale Event, duly executed by the proposed investor, in the case of a Capital Contribution or the proposed purchaser, in the case of a Sale Event, as the case may be, pursuant to which the substantive terms and conditions of such Capital Contribution or Sale Event (as applicable) shall be set forth and (ii) March 31, 2011 substantially final drafts of the material documents, instruments and agreements to be executed or delivered in connection with such Capital Contribution or Sale Event, as the case may be.

(c) If such Capital Event is in the form of a Capital Contribution consisting of equity, such Capital Contribution may take the form of either common or preferred Equity Interests, but no such Equity Interests may be redeemed (either in whole or in part, and whether such redemption is voluntary or mandatory) until all of the Lenders’ commitments under the Loan Agreement have been terminated and all Obligations have been paid in full in cash.  All other terms and conditions of such Capital Contribution, including the identity of the equity investor, must be reasonably satisfactory to the Agent and the Lenders.

(d) If such Capital Event is in the form of a Capital Contribution consisting of indebtedness, such indebtedness must be unsecured and subordinated in right of payment to the prior payment in full in cash of all Obligations.  All of the terms and conditions of such Capital Contribution, including the terms of subordination thereof and the identity of the debt investor, must be reasonably satisfactory to the Agent and the Lenders.

(e) The Borrowers and Katy acknowledge and confirm their agreement that a breach or violation of any of the terms or provisions contained in this Section Two shall constitute an Event of Default.

3. Section Three.  Representations and Warranties.  Each Borrower hereby:

(a) reaffirms all representations and warranties made to Agent and Lenders under the Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof, in each case other than representations and warranties that relate to a specific date;

(b) reaffirms all of the covenants contained in the Loan Agreement and covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders, of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c) except as previously disclosed to the Agent with regard to the violation of certain financial covenants, represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d) represents and warrants that no Material Adverse Effect has occurred since May 26, 2010;

(e) represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its Articles of Incorporation or Certificate of Formation, as applicable and Bylaws or Operating Agreement, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(f) represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms.

4. Section Four.  Confirmation of Indebtedness.  Borrowers confirm and acknowledge that as of the close of business on December 31, 2010, Borrowers were indebted to Agent and Lenders for the Advances under the Loan Agreement without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal amount of (a) $15,427,710.13, with respect to Revolving Advances, (b) $2,087,112 with respect to outstanding Letters of Credit, (c) $3,353,000 with respect to Term Loan A and (d) $4,091,000 with respect to Term Loan B, plus all accrued interest thereon, and all fees, costs and expenses incurred to date in connection with the Loan Agreement and the Other Documents.

5. Section Five.  Conditions Precedent/Effectiveness Conditions.  This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a) Agent shall have received this Amendment duly executed by Borrowers and Katy, and Agent shall have received evidence, reasonably satisfactory to it, of the engagement by Borrowers of Aurora Management Partners, or such other consulting firm as shall be reasonably acceptable to Agent, on such terms and conditions, for such period of time and for such scope of purpose as shall be reasonably acceptable to Agent; and

(b) The Agent shall have received all other agreements, instruments and documents requested by Agent to effectuate and implement the terms hereof, in each case duly executed by all parties thereto.

6. Section Six.  Amendment Fee.  In consideration of the willingness of the Lenders to enter into this Amendment, the Borrowers irrevocably agree to pay to the Agent, for the benefit of the Lenders, a non-refundable amendment fee in cash, in the amount of $50,000, which amendment fee shall be deemed to have been fully earned by the Lenders on the date of this Amendment, but which shall be charged to the Borrowers Account, and shall be due and payable, on the earliest to occur of (x) May 1, 2011, (y) the date of consummation of the Capital Event or (z) the date on which the Obligations shall be due and payable, whether at stated maturity, by acceleration or otherwise.

7. Section Seven.  Payment of Expenses.  Borrowers shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

8. Section Eight.  Reaffirmation of Existing Financing Agreements.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all other of the Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

9. Section Nine.  Release.  Each Borrower and Katy hereby waives and releases and forever discharges Agent and Lenders, and the officers, directors, attorneys, agents and employees of each, from any liability, damage, claim, loss or expense of any kind originating in whole or in part on or before the date of this Amendment that such Borrower or Katy may now have against Agent or Lenders or any of them arising out of or relating to the Obligations, this  Amendment, the Credit Agreement or the Other Documents.

10. Section Ten.  Miscellaneous.

(a) No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b) The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c) No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d) The terms and conditions of this Amendment shall be governed by the laws of the State of New York.

(e) This Amendment may be executed in any number of counterparts and by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by facsimile or electronic transmission shall bind the parties hereto.

(f) Kohlberg & Company, L.L.C., a Delaware limited partnership (the “Manager”), although not a party to this Amendment, has signed below to indicate its agreement that until such time, if any, as the consummation of a Capital Event shall have occurred (as defined in the Loan Agreement described in this Amendment), the Manager shall not receive, seek or accept, and by their signatures below, each of the Guarantor and each Borrower (as defined in the Loan Agreement described in this Amendment) agree  that none of them shall pay, any of the Subordinated Debt, as such term is defined in that certain Subordination Agreement dated May 26, 2010, between the Manager and PNC Bank, National Association, as agent, notwithstanding anything to the contrary contained in such Subordination Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

Confirmed: KOHLBERG & COMPANY, L.L.C By: /s/ Christopher W. Anderson Name: Christopher W. Anderson Title: Partner	CONTINENTAL COMMERCIAL PRODUCTS, LLC By: /s/ James W. Shaffer Name: James W. Shaffer Title: Vice President & CFO
GLIT / GEMTEX, LTD. By: /s/ James W. Shaffer Name: James W. Shaffer Title: Vice President & CFO
KATY INDUSTRIES, INC. a Delaware corporation By: /s/ James W. Shaffer Name: James W. Shaffer Title: Vice President & CFO
PNC BANK NATIONAL ASSOCIATION, as Lender and as Agent By: /s/ Glenn D. Kreutzer Name: Glenn D. Kreutzer Title: Vice President
PNC BANK, CANADA BRANCH, as Lender By: /s/ Stephen B. Smith Name: Stephen B. Smith Title: Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT]
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